EXHIBIT 99.1

   For more information, please contact:
Bill Davis, Perficient, Inc., (314) 529-3555
bill.davis@perficient.com

FOR IMMEDIATE RELEASE

PERFICIENT ACQUIRES POINTBRIDGE SOLUTIONS
Microsoft NSI Partners Join Forces; Deal Expected to be Immediately Accretive

St. Louis (Feb. 9, 2012) – Perficient, Inc. (NASDAQ: PRFT), a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout North America, today announced that it has acquired PointBridge Solutions, LLC (“PointBridge”), a $17 million annual services revenue business and technology consulting firm focused on collaboration, web content management, unified communications and business intelligence, primarily leveraging Microsoft technologies.  The transaction will increase Perficient’s current annualized revenues to more than $300 million and is expected to be accretive to earnings per share immediately.

“Like Perficient, PointBridge is an award-winning Microsoft NSI partner and we’re pleased to add their proven sales and delivery teams, attractive services offerings, and impressive client roster and bill rates in this well-structured transaction,” said Jeffrey Davis, Perficient’s chief executive officer and president. “The acquisition of PointBridge further strengthens our ability to bring a comprehensive portfolio of business-driven technology solutions to market and is a great way to start 2012.”

“PointBridge’s SharePoint expertise is highly complementary to Perficient’s existing solutions portfolio and focus areas,” said Kathy Henely, Perficient’s chief operating officer. “This acquisition further solidifies Perficient’s position amongst the very largest and most capable Microsoft systems integrator consulting firms.”

The acquisition of PointBridge also:
▪	Increases Perficient’s market presence in the Chicago, Milwaukee and Boston markets;
▪	Adds more than 130 consulting, technology, sales and support professionals; and
▪	Adds client relationships with enterprise customers including American Family Insurance, Caterpillar, John Deere, Jones Lang LaSalle, Wolters Kluwer, and many others.

PointBridge Co-Founder and Chief Executive Mike Gersten will join Perficient in a key leadership role, reporting directly to Aaron Sloman, general manager of Perficient’s Microsoft business group. PointBridge partner Todd Golden also joins Perficient.

“Perficient is well known for its expertise across many technology platforms and is regarded as one of the finest Microsoft National Systems Integrator partners in the country,” said Gersten. “This transaction accelerates our collective opportunity to become the leading Microsoft consulting firm in the country.”

The consideration paid in the transaction is approximately $22.0 million and includes $14.4 million in cash and approximately $7.6 million worth of Perficient common stock (based on the average closing price of Perficient’s common stock on the NASDAQ Global Select Market for the thirty trading days immediately preceding the acquisition close per the terms of the acquisition agreement).

Randy Grigg, managing partner of Ridgecrest Advisors, advised Perficient on the transaction in his capacity as a registered investment banking agent of Burch & Company, Inc.

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About Perficient
Perficient is a leading information technology consulting firm serving Global 2000 and enterprise customers throughout North America. Perficient’s professionals serve clients from a network of offices across North America and three offshore locations, in Eastern Europe, India, and China. Perficient helps clients use Internet-based technologies to improve productivity and competitiveness, strengthen relationships with customers, suppliers and partners, and reduce information technology costs. Perficient, traded on the Nasdaq Global Select Market(SM), is a member of the Russell 2000® index and the S&P SmallCap 600 index. Perficient is an award-winning “Premier Level” IBM business partner, a TeamTIBCO partner, a Microsoft National Systems Integrator and Gold Certified Partner, a Documentum Select Services Team Partner, and an Oracle Certified Partner.

About PointBridge Solutions, LLC.
PointBridge is an IT consulting firm that specializes in building high-impact business solutions with Microsoft technology. Headquartered in Chicago, with offices in Milwaukee and Boston, PointBridge is one of the fastest growing Microsoft partners in the United States and one of only a few National Systems Integrators (NSI) in the United States. PointBridge was recently named a finalist for the Microsoft Global Health Partner of the Year, and the winner of Best New Partner in New England and Best Customer Loyalty and Satisfaction in the Central U.S. PointBridge was also awarded the 2009 Microsoft Partner of the Year for Online Services globally.

PointBridge focuses on connecting people to people and people to information with Microsoft technologies. Areas of expertise include: Cloud Services, Information Management, Application Development, Unified Communications and Support Services.

Safe Harbor Statement
Some of the statements contained in this news release that are not purely historical statements discuss future expectations or state other forward-looking information related to financial results and business outlook for 2012. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The “forward-looking” information is based on management’s current intent, belief, expectations, estimates, and projections regarding our company and our industry. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward-looking statements are disclosed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2010 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.